INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the  Registrant  September 7, 2001 [X]
Filed by a Party other than the Registrant   [_]
Check the appropriate box:
[_]      Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[ ]      Soliciting Material Under Rule 14a-12

                                   Texaco Inc.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[_]    Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and 0-11.
       (1) Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0_11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (1) Amount Previously Paid:

       (2)    Form, Schedule or Registration Statement No.:

       (3)    Filing Party:

       (4)    Date Filed:

     Except for the historical and present factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "anticipates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of our businesses will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of Chevron's and Texaco's reports filed with the SEC.

     Chevron has filed a Registration Statement on Form S-4 with the SEC and Texaco has filed a Definitive Proxy Statement on Schedule 14A with the SEC. These filings contain a definitive joint proxy statement/prospectus regarding the proposed merger transaction between Chevron and Texaco. Investors are urged to read this joint proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. The joint proxy statement/prospectus is being sent to the stockholders of Chevron and Texaco seeking their approval of the proposed transaction. In addition, you may obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by Chevron free of charge by requesting them in writing from Chevron Corporation, 575 Market Street, San Francisco, CA 94105, Attention: Corporate Secretary, or by telephone at (415) 894-7700. You may obtain documents filed with the SEC by Texaco free of charge by requesting them in writing from Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650, Attention: Secretary, or by telephone at (914) 253-4000.

     Chevron and Texaco, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Chevron and Texaco in connection with the merger. Information about the directors and executive officers of Chevron and their ownership of Chevron stock is set forth in the proxy statement for Chevron's 2001 annual meeting of stockholders. Information about the directors and executive officers of Texaco and their ownership of Texaco stock is set forth in Texaco's
Annual Report on Form 10-K for the year ended December 31, 2000. Investors may obtain additional information regarding the interests of such participants by reading the definitive joint proxy statement/prospectus.

                                      * * *

September 7, 2001

To All Texaco Employees from Glenn Tilton:

Dear Fellow Employees:

I am delighted to report that the U.S. Federal Trade Commission (FTC) has completed its review and has approved a consent order allowing us to move forward with our merger with Chevron. The resulting new company -- ChevronTexaco Corp. -- will rank among the world's largest and most competitive energy companies.

With this important milestone behind us, our next step is to seek merger approval by the stockholders of both Texaco and Chevron at separate stockholder meetings scheduled for October 9 in Houston, Texas. Attached below are today's news release, along with a Q&A, to further explain this important step toward merger completion. These documents will be posted to Texaco's internal web site shortly. The news release is available now on Texaco.com.

Since we announced the merger last October, teams of employees from Texaco have been working diligently with counterparts from Chevron and Caltex on integration planning. With the FTC announcement, that effort will accelerate as we make certain we will be ready to start operating effectively as one company upon stockholder approval.

Along with reviews from state attorneys general, the European Union and other countries, the regulatory review process is now essentially complete. While the consent order contains a number of issues that must be addressed, the most significant, as we envisioned, is the requirement for Texaco to divest our interests in the U.S. downstream companies, Equilon and Motiva. We have been in ongoing discussions with Shell and Saudi Refining, Inc. over a sale of these interests. However, if we are not able to reach an agreement prior to closing the merger, we plan to place the stock of the Texaco subsidiaries that hold those interests in a Divestiture Trust just prior to merger close, for sale within eight months of the merger date. Therefore, the trust enables us to complete the merger without delay.

This is a historic time for us. Our companies have been both competitors and partners in various businesses around the globe for several decades. Now we are building a new company that will be highly competitive across all energy sectors.

What is remarkable about this milestone is that we have been able to achieve it while continuing an outstanding record of performance by staying focused on our jobs and getting the work done in a safe, efficient and reliable manner. I thank you for that and commend you for your efforts and commitment.

With today's important regulatory approval, I expect the pace of integration planning will intensify. I know how demanding merger planning can be, but it remains important for all of us to focus on our day-to-day work. It is equally important to remind you that we remain separate, competing companies and will remain so until both companies obtain stockholder approval. Please remember to follow all legal guidelines as you interact with people from Chevron.

I know how interested all of you are in our progress. Certainly, today's news is another high point in our goal to combine Texaco, Chevron and Caltex and to realize the full potential of ChevronTexaco. We will continue to keep you updated as frequently as possible, as we have done throughout this transition period.

New challenges and growth opportunities lie ahead. Your collective commitment, energy and talent will help us forge the new ChevronTexaco.

[GLENN TILTON SIGNATURE]

Attachments


[Joint Press Release Issued by Chevron Corporation and Texaco Inc. on September 7, 2001]



                  U.S. FEDERAL TRADE COMMISSION APPROVES MERGER
                  ---------------------------------------------
                              OF CHEVRON AND TEXACO
                              ---------------------

FOR IMMEDIATE RELEASE:  FRIDAY, SEPTEMBER 07, 2001.
--------------------------------------------------

          SAN FRANCISCO, Calif. and WHITE PLAINS, N.Y. (Sept. 7, 2001) -- Chevron Corp. and Texaco Inc. today confirmed that the U.S. Federal Trade Commission (FTC) has approved a consent order that will allow the two companies to complete their previously announced merger.
          The new company, ChevronTexaco Corporation, will rank among the world's largest energy companies and will be highly competitive across all energy sectors.
          Separately, the companies have negotiated a consent decree with the attorneys general of 12 U.S. states. In addition, the companies have obtained necessary regulatory approvals from the European Union and several countries where the two companies have major operations.
          "Today marks a critically important milestone as we move to establish a premier energy company with the world-class assets, talent, financial strength and technology to achieve superior results," said Chevron Chairman and CEO David
J. O'Reilly, who will lead the new company in the same capacity.
          "Our integration planning since announcing the merger last October has gone exceptionally well. Upon receiving stockholder approval, we will be ready to start operating effectively as one company."
          Texaco Chairman and CEO Glenn F. Tilton said, "The new ChevronTexaco will bring together two great companies with long histories of success and innovation to tackle the new challenges we face in meeting the energy needs of our customers and partners.
          "We are fully prepared to comply with all of the conditions of the consent order and look forward to completing the merger and creating a great new energy company," added Tilton, who, along with Richard H. Matzke, vice chairman of Chevron, will serve as vice chairman of ChevronTexaco.
         Chevron and Texaco will satisfy the following conditions listed in the consent order to complete the merger:

                                    - more -

o Texaco will divest its interests in the U.S. downstream joint ventures Motiva Enterprises LLC and Equilon Enterprises LLC. If Texaco is not able to complete a sale of its interest in Motiva to Shell and Saudi Refining, Inc., and its interest in Equilon to Shell prior to the merger, it will place the stock of the Texaco subsidiaries that hold those interests in a Divestiture Trust just prior to merger close for sale within eight months of the merger date.

o Subject to certain conditions, Texaco will extend its license of the Texaco brand to Equilon and Motiva on an exclusive basis until June 30, 2003, and on a non-exclusive basis until June 30, 2006.

o ChevronTexaco will divest Texaco's interest in the Discovery Pipeline System within six months of the merger date, and Texaco will resign as operator of the System.

o        ChevronTexaco   will   divest  Texaco's   interest  in  the  Enterprise
         Fractionating Plant in Mont Belvieu, Texas, within six months of the merger date.

o        Texaco will divest a portion of its U.S. general aviation business.

          Chevron and Texaco will seek approval of the merger by their respective stockholders at separate stockholder meetings scheduled for Oct. 9 in Houston, Texas.
          The merger joins two leading energy companies and long-time partners. The new company will have world-class upstream positions in reserves, production and exploration opportunities; an integrated, worldwide refining and marketing business; a global chemicals business; expanded growth platforms in natural gas and power; and industry-leading skills in technology innovation.
          ChevronTexaco will have a combined enterprise market value of more than $100 billion, assets of $83 billion, net proved reserves of 11.5 billion barrels of oil equivalent (BOE), daily production of 2.7 million BOE and operations throughout the world. In the United States, ChevronTexaco will be the third-largest producer of oil and gas. Its Chevron, Texaco and Caltex petroleum products will be marketed in 180 countries. (Caltex is a 50-50 refining and marketing joint venture started by Chevron and Texaco in 1936, operating in Asia, Africa and the Middle East.)
          In the merger, Texaco stockholders will receive .77 shares of ChevronTexaco common stock for each share of Texaco common stock they own, and Chevron stockholders will retain their existing shares.

                                    - more -

          The FTC review process was triggered by the filing last year of notice
and  information  about  the  merger  under  the   Hart-Scott-Rodino   Antitrust
Improvements Act. - xxx -

CONTACT:              Texaco:         Paul Weeditz          914-253-7745
                      Chevron:        Fred Gorell           415-894-4443


Private Securities Litigation Reform Act Safe Harbor Statement

Except for the historical and present factual information contained herein, the matters set forth in this press release, including statements as to the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "anticipates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of our businesses will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of Chevron's and Texaco's reports filed with the SEC.

Additional Information

Chevron has filed a Registration Statement on Form S-4 with the SEC and Texaco has filed a Definitive Proxy Statement on Schedule 14A with the SEC. These filings contain a definitive joint proxy statement/prospectus regarding the proposed merger transaction. Investors are urged to read this joint proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. The joint proxy statement/prospectus is being sent to the stockholders of Chevron and Texaco seeking their approval of the proposed transaction. In addition, you may obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by Chevron free of charge by requesting them in writing from Chevron Corporation, 575 Market Street, San Francisco, CA 94105,
Attention: Corporate Secretary, or by telephone at (415) 894-7700. You may obtain documents filed with the SEC by Texaco free of charge by requesting them in writing from Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650, Attention: Secretary, or by telephone at (914) 253-4000.

Chevron and Texaco, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Chevron and Texaco in connection with the merger. Information about the directors and executive officers of Chevron and their ownership of Chevron stock is set forth in the proxy statement for Chevron's 2001 annual meeting of stockholders. Information about the directors and executive officers of Texaco and their ownership of Texaco stock is set forth in Texaco's Annual Report on Form 10-K for the year ended December 31, 2000. Investors may obtain additional information regarding the interests of such participants by reading the definitive joint proxy statement/prospectus.

[EMPLOYEE QUESTIONS AND ANSWERS]

1. What does the U.S. Federal Trade Commission (FTC) consent mean for the ChevronTexaco merger? FTC consent is one of the most important milestones en route to completion of the merger. The next step is for Chevron and Texaco to seek approval of the deal for the new ChevronTexaco by their respective stockholders. Separate stockholder votes are scheduled for Oct. 9 in Houston.

2. What are the requirements of the consent order? Chevron and Texaco will satisfy the following FTC conditions, listed in the consent order, to complete the merger:

          o Texaco will divest its interests in the U.S. downstream joint ventures Motiva Enterprises LLC and Equilon Enterprises LLC. If Texaco is not able to complete a sale of its interest in Motiva to Shell and Saudi Refining, Inc., and its interest in Equilon to Shell prior to the merger, it will place the stock of the Texaco subsidiaries that hold those interests in a Divestiture Trust just prior to merger close for sale within eight months of the merger date.

          o Subject to certain conditions, Texaco will extend its license of the Texaco brand to Equilon and Motiva on an exclusive basis until June 30, 2003, and on a non-exclusive basis until June 30, 2006.

          o ChevronTexaco will divest Texaco's interest in the Discovery Pipeline System within six months of the merger date, and Texaco will resign as operator of the System.

          o ChevronTexaco will divest Texaco's interest in the Enterprise Fractionating Plant in Mont Belvieu, Texas, within six months of the merger date.

          o Texaco will divest a portion of its U.S. general aviation business in California, Alaska, Washington, Idaho, Nevada, Oregon, Utah, Arizona, Louisiana, Mississippi, Alabama, Georgia, Florida and Tennessee. Texaco has reached an agreement to sell this business to Avfuel Corp. of Ann Arbor, Michigan, with closing occurring on the merger date or shortly thereafter.

3. Are you confident the merger will be completed now? The FTC's approval of the consent order removes the last major obstacle to closing the merger, except for the stockholder votes. We are optimistic that the stockholders of both companies will approve the merger proposals that have been submitted to them because we believe that the merger's completion is in the best interests of the stockholders, as well as those of the companies and the respective employees of both companies.

4. When does the FTC's public comment period begin and do you anticipate it will surface issues that might delay merger completion? The 30-day public comment period begins the day following the FTC's announcement. The FTC has conducted a thorough review of the proposed merger, and we are confident that the merger will move forward to completion.

5. What's the status of approvals from any U.S. states? We have reached agreement on a consent decree with the Attorneys General of 12 states:
         Alaska, Arizona, California, Florida, Hawaii, Idaho, Nevada, New Mexico, Texas, Oregon, Utah and Washington, and the consent decree is being presented to the United States District Court in Los Angeles for approval.

6. What are the conditions of the state consent decree with regard to California crude refiners? The state consent decree will require ChevronTexaco to supply crude oil to two California refiners, San Joaquin Refining Company and Kern Oil and Refining Company, pursuant to agreements providing for specified volumes and prices. Any volume reduction or price increase, or termination of the agreements, must be approved by the California State Attorney General's Office.

7. What is the status of approvals from the European Union or other countries? The merger has received the approval of the European Union and certain countries where both companies operate.

8. What's the first day ChevronTexaco will be operational? Following stockholder approval on October 9, ChevronTexaco will be operational on October 10.

9. What happens if Shell does not purchase Texaco's part of Equilon or Motiva prior to merger close? If Texaco is not able to complete a sale of its interests in Motiva to Shell and Saudi Refining Inc., and its interest in Equilon to Shell, prior to merger close, it will place the stock of the Texaco subsidiaries that hold those interests in a Divestiture Trust just prior to merger close for sale within eight months of the merger date. By doing so, ChevronTexaco will be able to complete the merger.

10. Has the Trustee been selected to oversee the Divestiture Trust? There are actually three trustees. Robert A. Falise has been named the Divestiture Trustee with responsibility for overseeing the sale of Texaco's interests in Equilon and Motiva; Joe B. Foster has been named Operating Trustee to oversee Texaco's interests in Equilon and John Linehan has been named Operating Trustee to oversee Texaco's interests in Motiva.

11. If Texaco puts its U.S. refining and marketing interests in a trust until a buyer is found, who receives the dividends? The dividends will be paid to ChevronTexaco.

12. When the sale is completed, who receives the proceeds? The proceeds will go to ChevronTexaco.

13. What happens if a buyer cannot be found for Equilon and Motiva in 8 months? The Divestiture Trust can request an extension from the FTC.

14. Can Shell or Saudi Refining, Inc. bid for the assets once they are placed into a trust? Yes.

15. Does the Trust affect the management of Equilon and Motiva? No. Equilon and Motiva have existing management teams that are responsible for day-to-day management and operations of the respective companies. However, Texaco's representatives on the Members Committees of Equilon and Motiva will resign when the trust arrangement is implemented.

16. Can you provide details of the Discovery System? Discovery Producer Services LLC is a joint venture of Texaco (33.3%), The Williams Companies (50%) and Agip Petroleum Company Inc. (16.7%). The system includes a 600 mmcfd natural gas gathering pipeline in the Gulf of Mexico, a cryogenic processing facility in Larose, Louisiana and a fractionating unit in Paradis, Louisiana.

17. Can you provide details of the Enterprise Fractionating Plant? Texaco owns a 12.5% interest in the Enterprise Fractionating Plant, with remaining interests held by Enterprise Products Company, Duke Field Services and Burlington Resources. The plant has a capacity of 210,000 barrels per day. The facility fractionates natural gas liquids into ethane, propane, isobutane, butane and natural gasoline.

18. Can you provide details of Texaco's general aviation fuel business and its divestiture? Texaco markets general aviation fuel throughout the United States. In order to address FTC market concentration concerns, Texaco has entered into an agreement with Avfuel Corporation for that company to purchase the majority of its general aviation business in California, Alaska, Washington, Idaho, Nevada, Oregon, Utah, Arizona, Louisiana, Mississippi, Alabama, Georgia, Florida and Tennessee. The completion of the sale will be concurrent with or soon after merger close.

19. How will the Texaco brand be managed in the U.S.? Subject to certain conditions, Texaco will extend its license of the Texaco brand to Equilon and Motiva on an exclusive basis until June 30, 2003, and on a non-exclusive basis until June 30, 2006. Subject to certain restrictions, ChevronTexaco will be able to market Texaco-branded motor fuels in the U.S. after June 30, 2003.

20. Will all the Texaco stations become Chevron stations? No. Subject to certain conditions, in the U.S., Equilon and Motiva will have exclusive licenses for the Texaco brand for motor fuels until June 30, 2003 and non-exclusive licenses until June 30, 2006. Subject to certain restrictions, ChevronTexaco will be able to market Texaco-branded motor fuels in the U.S. after June 30, 2003. In Europe, West Africa, Latin America and the Caribbean the Texaco brand will be maintained.

21. What happens to lubricants and the Havoline brand? Texaco currently markets premium automotive and industrial lubricants worldwide, including Havoline, which is marketed by Caltex in Asia and Equilon in the U.S. This business is not addressed by the FTC consent order. It is planned that ChevronTexaco will continue to market these products on a worldwide basis.

22. What happens to the Texaco Xpress Lube outlets in the U.S.? The Texaco Xpress Lube outlets in the U.S. are assets of Equilon and Motiva or their customers. That ownership will not be affected by the merger. However, ChevronTexaco will have a non-exclusive right to use the Texaco Xpress Lube name in the U.S. after the merger.

23. Where do customers or credit card holders turn for any questions? This regulatory approval step does not affect retail customers, and they can continue to utilize the resources at their disposal for answers to any questions they have.

24. Can U.S. consumers use Chevron credit cards at Texaco stations and Texaco credit cards at Chevron stations? No such arrangements are contemplated at this time.

25. If someone is currently a Chevron jobber and a Texaco jobber, will that become one contract? All existing contracts will be honored. Chevron contracts will remain separate from any contracts with Equilon and Motiva.

26. Will the new company keep the Texaco brand and where? ChevronTexaco will maintain the Texaco brand, particularly in markets where it already has a presence, subject to the terms of the FTC consent order and the state consent decree. In the U.S., subject to certain conditions, the Texaco brand will be licensed to Equilon and Motiva on an exclusive basis until June 30, 2003 and a non-exclusive basis until June 30, 2006. While no decision has been made about ChevronTexaco's use of the Texaco brand in the U.S. after June 30, 2003, subject to certain restrictions, ChevronTexaco will be able to market Texaco-branded motor fuels in the U.S. following the expiration of the exclusive license with Equilon and Motiva.